Exhibit 10.4

HORIZON BANCORP
2013 OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), made and executed as of the ___ day of _________, 2013, between Horizon Bancorp, an Indiana corporation (the “Company”), and _____________, an officer or employee of the Company or one of its Affiliates (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and

WHEREAS, it is the view of the Company that this goal can be achieved by granting Performance Shares to eligible employees; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom Performance Shares should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.           Award of Performance Shares.  The Company hereby awards to the Participant, effective as of the date the Committee formally approves the award by resolution, ________________ (____________) Performance Shares, subject to the terms and conditions of this Agreement and the provisions of the Plan.  All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference.  The Participant hereby acknowledges that he or she has received a copy of the Plan.

2.           Performance Periods.  The Performance Period to which the award of Performance Shares relates is the three-year period beginning on January 1, 2013 and ending on December 31, 2015.

3.           Performance Goals.  The Performance Goals for the Performance Period are specified in Schedule A based on a comparison of the Company’s average performance over the Performance Period (i.e., the summation of performance for calendar years one, two and three divided by three) for (a) return on common equity (“ROCE”), (b) compounded annual growth rate of total assets (“CAGR”), and (c) return on average assets (“ROAA”) relative to the average performance for publicly-traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index (the “SNL Index”) for ROCE, CAGR and ROAA over the Performance Period.  Only banks which have reported year-end results by March 1st will be considered for comparison purposes.  In the event SNL Financial LC ceases to publish the SNL Index, the Committee will engage an independent compensation consultant to assist the Committee in selecting a new bank index or bank peer group for purposes of determining if a Performance Goal has been met.

4.           Earning and Vesting of Performance Shares.  The Performance Shares will become earned and vested for the Performance Period to the extent (a) the Performance Goals are satisfied in accordance with the earnings provision of Schedule A, and (b) the Participant is actively employed on the last day of the Performance Period (unless, during the Performance Period, he terminates employment due to death, Permanent and Total Disability, Retirement or there is a Change in Control).  If the Performance Goals are not satisfied, those Performance Shares eligible to be earned and vested during such Performance Period will be forfeited effective as of the last day of the Performance Period.

5.           Termination of Service.  Except as otherwise provided in Section 6 below in the case of a Change in Control, all unvested Performance Shares will be forfeited effective as of the date of the Participant’s Termination of Service; provided, however, if the Participant incurs a Termination of Service due to death, Permanent and Total Disability or Retirement, the Performance Shares for such Performance Period will be treated as earned and vested to the extent the Performance Goals for such Performance Periods are satisfied, as contemplated under Schedule A, effective as of the last day of such Performance Period, in a pro rata manner based on the number of days in the Performance Period in which the Participant was an employee prior to Termination of Service.

6.           Change in Control.  Notwithstanding any other provision of this Agreement, the Performance Shares shall be vested upon a Change in Control of the Company as provided in Section 12.1 of the Plan.

7.           Form and Timing of Payment of Performance Shares.  Payment of earned and vested Performance Shares will be made as soon as practicable in the calendar year after the end of the applicable Performance Period.  The Committee, in its sole discretion, may pay earned and vested Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned and vested Performance Shares, determined as of the last day of the Performance Period) or a combination thereof.

8.           Pass-Through of Dividends.  Unless otherwise determined by the Committee in its sole discretion, the Participant shall be entitled to receive all cash dividends which would have been paid with respect to the Performance Shares if they had been actual Shares, regardless of whether the Period of Restriction has lapsed.

9.           Participant’s Representations.  The Participant represents to the Company that:

(a)
The terms and arrangements relating to the grant of Performance Shares and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;

(b)	The Participant has received a balance sheet and income statement of the Company and as an employee of the Company or one of its Affiliates:

(i)	is thoroughly familiar with the Company’s business affairs and financial condition; and

(ii)
has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Performance Shares.

10.           Nontransferability.  Performance Shares cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process.  Any attempted or purported transfer of Performance Shares in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever.

11.           Issuance of Shares.  Within a reasonable period of time following the end of the Period of Restriction, the Company shall issue to the Participant or his beneficiary the number of shares of Performance Shares specified in Section 1 of this Agreement, less any withholding required by Section 10 of this Agreement.

12.           Restrictive Legend.  In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require that the shares to be issued to such Participant contain a legend in substantially the following form:

“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

The Company shall issue such additional certificates as may be required to give effect to Section 14 of this Agreement.

Notwithstanding the foregoing provisions of this Section, the Company shall not be required to deliver any certificates for shares prior to: (a) the end of the Period of Restriction; (b) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (c)

obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable.  The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence.  As a further condition to the issuance of certificates for shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.

13.           Income and Employment Tax Withholding.  The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the vesting of the Performance Shares. The Committee, in its sole discretion and subject to such rules as it may adopt, shall require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Performance Shares which have a Fair Market Value, determined as of the date of payment for such Performance Shares to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

14.           Mitigation of Excise Tax.  The Participant acknowledges that the Performance Shares issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.9 of the Plan.

15.           Indemnity.  The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

16.           Financial Information.  The Participant understands he or she is able to access the Company’s most recent quarterly balance sheet and quarterly income statement by visiting the following internet address: http://www.snl.com/Irweblinkx/finl.aspx?iid=100750.

17.           Changes in Shares.  In the event of any change in the Shares, as described in Section 4.6 of the Plan, the Committee shall make appropriate adjustment or substitution in the shares of Performance Shares, all as provided in the Plan.  The Committee’s determination in this respect shall be final and binding upon all parties.

18.           Non-Disclosure; Return of Confidential Information and Other Property.

(a)
Access to Confidential Information.  The Participant understands, acknowledges and agrees that during the course of his employment with the Company he has gained or shall gain information regarding, knowledge of and familiarity with the Confidential Information (as defined in subsection 18(c)) of the Company and any Affiliates and that if the Confidential Information was disclosed by the Participant, the Company or Affiliate would suffer irreparable damage and harm.

The Participant understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Participant acknowledges and agrees that the Company and all Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)
Non-Disclosure.  At all times while the Participant is employed by the Company or any Affiliate, and at all times thereafter, the Participant shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection 18(d) other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any Affiliates, or (B) for the Participant’s own benefit or for the benefit of any Person other than the Company or any Affiliate.

(c)	Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i)
materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;

(ii)	trade secrets of the Company or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii)
any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.  The Participant agrees that all Confidential Information is confidential and is and at all times shall remain the property of, as applicable, the Company or any of the Affiliates.

(d)
Definition of Person.  For purposes of this Agreement, the term “Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(e)	Return of Confidential Information and Other Property. The Participant covenants and agrees:

(i)
to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Participant’s possession or control at the termination of the Participant’s employment with the Company; and

(ii)
promptly upon termination of the Participant’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.

19.           Non-Competition.

(a)
Agreement Not to Compete.  The Participant hereby understands, acknowledges and agrees that, by virtue of his positions with the Company and any Affiliates, the Participant has and shall have advantageous familiarity and personal contacts with the customers, wherever located, of the Company and any Affiliates and has and shall have advantageous familiarity with the business, operations and affairs of the Company and any Affiliates.  In addition, the Participant understands, acknowledges and agrees that the business of the Company and its Affiliates is highly competitive.  Accordingly, at all times while the Participant is employed by the Company and for a one-year period following Termination of Service, the Participant shall not, in any county, or in future county or counties in which the Participant has additional job responsibilities, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(i)
engage in or assist another Person in engaging in, or use or permit his name to be used in connection with, any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or any Affiliates or which is in the same or a similar line of business as the Company or any Affiliates, at any time during the Participant’s employment with the Company or any Affiliates or during such one-year period following Termination of Service; or

(ii)
finance, join, operate or control any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or any Affiliates or which is in the same or a similar line of business as the Company or any Affiliates, at any time during the Participant’s employment with the Company or any Affiliates or during such one-year period following the Termination of Service; or

(iii)	offer or provide employment to, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who has been an employee of the Company or any Affiliates within one year prior to such offer, hiring or engagement.

(b)
Enforceability.  The Participant acknowledges the regional scope of the business of the Company and the Affiliates.  Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law in any jurisdiction, then such court shall have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the Participant in its reduced, limited or reformed manner; provided, however, that a provision shall be enforceable in its reduced, limited or reformed manner only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.  In addition, the parties agree that the provisions of this Section shall be severable in accordance with Section 24.

20.           Non-Solicitation.  The Participant hereby understands, acknowledges and agrees that, by virtue of his positions with the Company and any Affiliates, the Participant has and shall have advantageous familiarity and personal contacts with the customers, wherever located, of the Company or any of the Affiliates and has and shall have advantageous familiarity with the business, operations and affairs of the Company or any of the Affiliates.  In addition, the Participant understands, acknowledges and agrees that the business of the Company and the Affiliates is highly competitive.  Accordingly, at all times while the Participant is employed by the Company or any of the Affiliates and for a one-year period following Termination of Service, the Participant shall not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(a)
solicit in any manner, seek to obtain or service any business of any Person who is or was a customer or an active prospective customer of the Company or any of the Affiliates during the one-year period prior to Termination of Service; or

(b)
request or advise any customers, suppliers, vendors or others who were doing business with the Company or any of the Affiliates during the one-year period prior to Termination of Service, or any other Person, to terminate, reduce, limit or change their business or relationship with the Company or any of the Affiliates; or

(c)
induce, request or attempt to influence any employee of the Company or any of the Affiliates who was employed by the Company or any Affiliates during the one-year period prior to Termination of Service, to terminate his or her employment with the Company or any of the Affiliates.

21.           Periods of Noncompliance and Reasonableness of Periods.  The restrictions and covenants contained in Sections 19 and 20 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 19 and 20.  The Company and the Participant understand, acknowledge and agree that the restrictions and covenants contained in Sections 19 and 20 are reasonable in view of the nature of the business in which the Company and the Affiliates are engaged, the Participant’s positions with the Company and the Affiliates and the Participant’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company and the Affiliates.

The Company’s obligation to pay the amounts otherwise payable to the Participant pursuant to this Agreement shall immediately terminate in the event that the Participant breaches any of the provisions of Sections 18, 19 or 20.  Notwithstanding the foregoing:

(a)	the covenants of the Participant set forth in Sections 18, 19 or 20 shall continue in full force and effect and be binding upon the Participant;

(b)	the Company shall be entitled to the remedies specified in Section 23; and

(c)           the Company shall be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) resulting from or relating to the Participant’s breach of any of the provisions of Sections 18, 19 or 20.

22.           Survival of Certain Provisions.  Upon any termination of the Participant’s employment with the Company, the Participant and the Company hereby expressly agree that the provisions of Sections 18, 19, 20, 21, 22 and 23 shall continue to be in full force and effect and binding upon the Participant and the Company in accordance with the applicable respective provisions of such Sections.

23.           Remedies.  The Participant agrees that the Company or an Affiliate shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Participant of any provision of Sections 18, 19 or 20.  Accordingly, in the event of a breach or a threatened or attempted breach by the Participant of any provision of Sections 18, 19 or 20, in addition to all other remedies to which the Company and Affiliates are entitled at law, in equity or otherwise, the Company and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 18, 19 or 20.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Company or an Affiliate for any breach of or noncompliance with this Agreement by the Participant but shall be in addition to all other rights and remedies available to the Company or Affiliate at law, in equity or otherwise.

24.           Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

25.           Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

26.           Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

27.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Share Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP	PARTICIPANT

By:

ATTEST

By:

SCHEDULE A
PERFORMANCE GOALS AND EARNINGS LEVELS FOR PERFORMANCE PERIOD

Performance Goal	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 125% Payout
Return on Common Equity : The ROCE of the Company compared with the ROCE of the banks included in the SNL Bank Index.	34%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Compounded Annual Growth Rate of Total Assets: The CAGR of total assets for the Company compared with the CAGR of total assets for the banks included SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Return on Average Assets: The ROAA for the Company compared with the ROAA for the banks included in the SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile